Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Enters Into Master Agreement to Sell 90% of Lem S.r.l., its Manufacturing Subsidiary

CARLSBAD, Calif.—(MARKET WIRE)—December 22, 2010 Orange 21 Inc. (ORNG.OB), announced today that on December 16, 2010, the Company entered into an agreement to sell 90% of the capital stock of its wholly-owned manufacturing subsidiary, LEM, S.r.l. (“LEM”), to LEM’s senior management and two of its outside suppliers for €15,000. The sale will be effective on December 31, 2010. The Company will continue to hold a 10% interest in LEM following the sale and will continue to purchase eyewear from LEM.

The agreement provides that the Company will purchase a minimum amount of certain goods or services from LEM during fiscal years 2011 and 2012, subject to the continued employment of Messrs. Lodigiani and Marcassa by LEM. The minimum purchase amounts for fiscal 2011 and 2012 are at least €3,717,617 and €1,858,808, respectively.

A. Stone Douglass, Orange 21 Inc.’s CEO, commented, “We believe this is an opportunity for us to refocus our primary efforts on our sales and distribution of our multiple brands, Spy Optic™, O’Neil™, Margaritaville™ and Melodies by MJB™ through our remaining wholly-owned subsidiaries, Orange 21 North America Inc. and Orange 21 Europe S.r.l.”

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sports, motorsports, snowsports and lifestyle markets under the brands Spy Optic™, O’Neil™, Margaritaville™ and Melodies by MJB™.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: the general conditions of the domestic and global economy; failure to successfully benefit from market and business opportunities; our outstanding indebtedness; our ability to continue to develop, produce and introduce innovative new products in a timely manner and other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although, we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. Moreover, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

Orange 21 Inc.

A. Stone Douglass, Chief Executive Officer

Phone: 760-804-8420

Fax: 760-804-8442

www.orangetwentyone.com